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                                                                    EXHIBIT 10.9












                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                                     BETWEEN

                          THE CONNECTICUT WATER COMPANY
                         CONNECTICUT WATER SERVICE, INC.

                                       AND


                          -----------------------------
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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, dated as of __________________, 199_, is made by and between The Connecticut Water Company, a Connecticut corporation having its principal place of business in Clinton, Connecticut, ("Company"), Connecticut Water Service, Inc., a Connecticut corporation and holder of all of the outstanding capital stock of Company ("Parent") and ___________________, a resident of ________________ ("Executive").


                              W I T N E S S E T H :


         WHEREAS, Executive has been and continues to be employed by Company and Parent in an executive capacity and has entered into an Employment Agreement between Executive and Company and Parent dated as of the ____ day of _____________, 19__ which becomes effective upon a "Change-in-Control," as defined herein, of Company or Parent; and

         WHEREAS, should Company or Parent receive a proposal from or engage in discussions with a third person concerning a possible combination with Company or Parent or the acquisition of substantial portion of voting securities of Company or Parent, the Boards of Directors of Company and Parent have deemed it imperative that they and Company and Parent be able to rely on Executive to continue to serve in Executive's position and that the Boards of Directors and Company and Parent be able to rely upon Executive's advice as being in the best interests of Company and Parent and their shareholders without concern that Executive might be distracted by the personal uncertainties and risks that such a proposal or discussions might otherwise create; and

         WHEREAS, Company and Parent desire to reward Executive for Executive's valuable, dedicated service to Company and Parent should Executive's service be terminated under circumstances hereinafter described: and

         WHEREAS, Executive, Company and Parent are willing to enter into this Amended and Restated Employment Agreement ("Agreement") on the terms herein set forth;

         NOW, THEREFORE, to assure Company and Parent of Executive's continued dedication and the availability of Executive's advice and counsel in the event of any such proposal, to induce Executive to remain in the employ of Company and Parent and to reward Executive for Executive's valuable dedicated service to Company and Parent should Executive's service be terminated under circumstances hereinafter described, and for other good and valuable consideration, the receipt and adequacy of which each party acknowledges, Company, Parent and Executive agrees as follows:
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         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Cause" shall mean Executive's serious, willful misconduct in respect of Executive's duties under this Agreement, including conviction for a felony or perpetration by Executive of a common law fraud upon Company or Parent which has resulted or is likely to result in material economic damage to Company or Parent, as determined by a vote of at least seventy-five percent (75%) of all of the Directors (excluding Executive) of each of Company's and Parent's Board of Directors;

                  (b) "Change-in-Control" shall be deemed to have occurred if after the date hereof (i) a public announcement shall be made or a report on
Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any Person (as defined below), other than Company or Parent or any employee benefit plan sponsored by Company or Parent, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company's or Parent's then outstanding voting common stock (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting common stock); or (ii) any Person, other than Company or Parent or any employee benefit plan sponsored by Company or Parent, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting common stock of Company or Parent (or securities convertible into such voting common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the Person in question is the beneficial owner directly or indirectly, of twenty percent (20%) or more of the total voting power represented by Company's or Parent's then outstanding voting common stock (all as calculated under clause (i)); or (iii) the stockholders of Company or Parent shall approve (A) any consolidation or merger of Company or Parent in which Company or Parent is not the continuing or surviving corporation (other than a merger of Company or Parent in which holders of the outstanding capital stock of Company or Parent immediately prior to the merger have the same proportionate ownership of the outstanding capital stock of the surviving corporation immediately after the merger as immediately before), or pursuant to which the outstanding capital stock of Company or Parent would be converted into cash, securities or other property, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Company or Parent; or (iv) there shall have been a change in the composition of the Board of Directors of Company or Parent at any time during any consecutive twenty-four (24) month period such that "continuing directors" cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election of each new Director was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who were Directors at the beginning of such period; or (v) the Board of Directors of Company or Parent, by a vote of a majority of all the Directors (excluding Executive) adopts a resolution to the effect that a "Change-in-Control" has occurred for purposes of this Agreement.

                  (c) "Disability" shall mean the incapacity of Executive by illness or any other cause as determined under the long-term disability insurance plan of Company in effect at the
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time in question, or if no such plan is in effect, then such incapacity of
Executive as prevents Executive from performing the essential functions of Executive's position with or without reasonable accommodation for a period in excess of two hundred forty (240) days (whether or not consecutive), or one hundred eighty (180) days consecutively, as the case may be, during any twelve
(12) month period.

                  (d) "Effective Date" shall be the date on which a Change-in-Control occurs. Anything in this Agreement to the contrary notwithstanding, if Executive's employment is terminated prior to the date on which a Change-in-Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change-in-Control or (ii) otherwise arose in connection with or anticipation of a Change-in-Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination.

                  (e) "Good Reason" shall mean the occurrence of any action which (i) removes or changes Executive's title or reduces Executive's job responsibilities or base salary; (ii) results in a significant worsening of Executive's work conditions; or (iii) moves Executive's place of employment to a location that increases Executive's commute by more than thirty (30) miles over the length of Executive's commute from Executive's place of principal residence at the time the move is requested. For purposes of this subparagraph (e), any good faith determination by Executive that any such action has occurred shall be conclusive. Notwithstanding the foregoing, at any time during the period commencing on the Effective Date and ending on the 30th day after the first anniversary of the Effective Date, except for purposes of Paragraph 5(g), "Good Reason" shall mean any reason or no reason.

                  (f) "Person" shall mean any individual, corporation, partnership, company or other entity, and shall include a "group" as defined in
Section 13(d)(3) of the Securities Exchange Act of 1934.

         2. EMPLOYMENT.

                  (a) As of the Effective Date, Company hereby agrees to continue to employ Executive and Executive agrees to remain in the employ of Company for the Term of this Agreement upon the terms and conditions hereinafter set forth. Subject to the provisions of subparagraph (b) of this Paragraph 2, and to the provisions of Paragraph 6 below, "Term" shall mean a continuously renewing period of three (3) years commencing on the Effective Date.

                  (b) At any time during the Term, the Board of Directors of Company and Parent may, by written notice to Executive, advise Executive of their desire to modify or amend any of the terms or provisions of this Agreement or to delete or add any terms or provisions. Any such notice ("Notice") shall describe the proposed modifications in reasonable detail. In the event a Notice shall be given to Executive, then Company, Parent and Executive agree to discuss the proposed modification(s) and to attempt in good faith to reach agreement with respect thereto and to reduce such agreement to writing in an amendment to be executed by all the parties ("Amendment"). If a Notice is given hereunder and an Amendment shall not have been executed
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on or before the sixtieth (60th) day following the date on which Notice is given, then the Term shall thereupon be automatically converted to a fixed period ending three (3) years after the expiration of such sixty (60) days.

         3. DUTIES OF EMPLOYMENT.

                  (a) During the Term, Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90)-day period immediately preceding the Effective Date and Executive's services shall be performed at such location as Executive shall determine.

                  (b) During the Term, Executive will serve Company faithfully, diligently and competently and will devote full-time to Executive's employment and will hold, in addition to the offices held on the Effective Date, such other executive offices of Company or Parent, or their respective subsidiaries and affiliates, to which Executive may be elected, appointed or assigned by the Boards of Directors of Company or Parent from time to time and will discharge such executive duties in connection therewith. Nothing in this Agreement shall preclude Executive, with the prior approval of the Board of Directors of Company, from devoting reasonable periods of time required for (i) serving as a director or member of a committee of any organization involving no conflict of interest with Company or Parent, or (ii) engaging in charitable, religious and community activities, provided, that such directorships, memberships or activities do not materially interfere with the performance of Executive's duties hereunder.

         4. COMPENSATION. During the Term, Company shall pay to Executive as compensation for the services to be rendered by Executive hereunder the following:

                  (a) A base salary at a rate equal to the highest base salary paid or payable to Executive by Company during the twelve (12)-month period immediately preceding the month in which the Effective Date occurs, or such larger sum as the Board of Directors of Company may from time to time determine in connection with regular periodic performance reviews pursuant to Company's policies and practices. Such compensation shall be payable in accordance with the normal payroll practices of Company. Executive shall receive an annual increase in base salary at each normal pay adjustment date during the Term, but no later than one (1) year after the date of Executive's last increase and annually thereafter during the Term, of not less than the percentage increase in the cost-of-living since Executive's last pay adjustment, as measured by the Consumer Price Index-All Urban Consumers of the U.S. Bureau of Labor Statistics.

                  (b) In addition, Company shall pay to Executive an annual bonus, payable in cash or other form of compensation, in accordance with the Company's practice or plan for annual bonuses for peer executives which is at least equal to the target percentage of the midpoint of Executive's salary grade under the Company's Officers Incentive Program for the year preceding the fiscal year in which the Effective Date occurs.

         5. BENEFITS. During the Term, Executive shall be entitled to the following benefits:
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                  (a) Incentive, Savings and Retirement Plans. In addition to base salary and bonus payable as hereinabove provided, Executive shall be entitled to participate during the Term in all incentive, savings and retirement plans, practices, policies and programs applicable to executive employees of Company as may be in effect from time to time. Such plans, practices, policies and programs, in the aggregate, shall provide Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by Company for Executive under such plans, practices, policies and programs as in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of Company or Parent.

                  (b) Welfare Benefit Plans. During the Term, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs applicable to executive employees of Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the ninety
(90)-day period immediately preceding the Effective Date or, if more favorable to Executive and/or Executive's family, as in effect at any time thereafter with respect to other key employees of Company or Parent.

                  (c) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the most favorable policies, practices and procedures of Company in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to other key employees of Company or Parent.

                  (d) Fringe Benefits. During the Term, Executive shall be entitled to fringe benefits, including use of an automobile and payment of related expenses or payment of an allowance for automobile related expenses, in accordance with the most favorable plans, practices, programs and policies of Company in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect at any time thereafter with respect to other key employees of Company or Parent.

                  (e) Office and Support Staff. During the Term, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to Executive by Company at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Executive, as provided at any time thereafter with respect to other key employees of Company or Parent.

                  (f) Vacation. During the Term, Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of Company as in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or,
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if more favorable to Executive, as in effect at any time thereafter with respect to other key employees of Company or Parent.

                  (g) Stay-on Bonus. If Executive is employed on a date on which the Board of Directors of Company or Parent approves a transaction described in clause (iii) of Paragraph 1(b), and the shareholders of Company or Parent, as applicable, subsequently approve such transaction, Executive shall receive a lump sum equal to the base salary of Executive, at the rate in effect immediately prior to such date, plus an amount equal to the target percentage of the midpoint of Executive's salary grade under the Company's Officers Incentive Program for the year in which such date occurs; provided Executive is employed on the fifth day following the closing of such transaction. If Executive's employment is terminated by Company following such approval by the applicable Board of Directors and prior to the fifth day following the closing of such transaction for any reason other than for Cause, or Executive's death, or Executive's attainment of age sixty-five (65), or if Executive's employment is terminated during such period by reason of Executive's Disability, or if Executive shall voluntarily terminated Executive's employment during such period for Good Reason, then, in addition to the amounts payable to Executive pursuant to Section 7, Executive shall be paid a lump sum equal to the base salary of Executive, at the rate in effect immediately prior to the date of termination, plus an amount equal to the target percentage of the midpoint of Executive's salary grade under the Company's Officers Incentive Program for the year in which termination occurs.


         6. END OF TERM AND NOTICE OF TERMINATION.

                  (a) End of Term. The Term shall end upon the occurrence of any of the following events:
                           (i)      Termination of Executive's employment by
Company for Cause.

                           (ii)     The voluntary termination of Executive's
employment by Executive other than for Good Reason.

                           (iii)    The death of Executive.

                           (iv)     Executive's attainment of age sixty-five
(65).

                            (v)     Full compliance by Company with the
provisions of Paragraph 7(e) below, if Executive's employment shall have been terminated by Company during the Term for any reason other than Cause, or if Executive's employment shall have been terminated by reason of Executive's Disability, or if Executive shall have voluntarily terminated Executive's employment during the Term for Good Reason.

                  (b) Notice of Termination. Any termination by Company for Cause or by Executive for Good Reason or on account of Executive's Disability shall be communicated by notice to the other party hereto given in accordance with Section 16 of this Agreement. For purposes of this Agreement, a "notice" means a written notice which (i) indicates the specific
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termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the date of termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).

                  (c) Date of Termination. The date of termination means the date of receipt of the notice of termination or any later date specified therein, as the case may be; provided, however, that (i) if Executive's employment is terminated by Company other than for Cause or on account of Executive's Disability, the date of termination shall be the date on which Company notifies Executive of such termination and (ii) if Executive's employment is terminated by reason of death, the date of termination shall be the date of death of Executive.

         7. PAYMENT UPON TERMINATION.

                  (a) If Executive's employment is terminated by Company for Cause, as defined in Paragraph 1(a), the obligations of Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only compensation or benefits accrued or earned and vested (if applicable) by Executive as of the date of termination, including base salary through the date of termination, benefits payable under the terms of any qualified or nonqualified retirement plans or deferred compensation plans maintained by Company, any accrued vacation pay as of the date of termination not yet paid by Company and any benefits required to be paid by law such as continued health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") (collectively, the "Accrued Obligations").

                  (b) If Executive shall voluntarily terminate Executive's employment during the Term other than for Good Reason, as defined in Paragraph 1(e), the obligations of Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only the Accrued Obligations.

                  (c) In the event of the death of Executive during the Term, then, in addition to the Accrued Obligations and any other benefits which may be payable by Company in respect of the death of Executive, the base salary then payable hereunder shall continue to be paid at the then current rate for a period of six (6) months after such death to such beneficiary as shall have been designated in writing by Executive, or if no effective designation exists, then to the estate of Executive.

                  (d) If Executive's employment is terminated by reason of Executive's attainment of age sixty-five (65), the obligations of Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement except only the Accrued Obligations.

                  (e) If Executive's employment is terminated by Company during the Term for any reason other than for Cause, or Executive's death, or Executive's attainment of age sixty-
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five (65), or if Executive's employment is terminated during the Term by reason of Executive's Disability, or if Executive shall voluntarily terminate Executive's employment during the Term for Good Reason, Executive shall be entitled to receive, and Company shall be obligated to pay and provide Executive, the following amounts:

                            (i) An amount in consideration of the covenants by
Executive set forth in Paragraphs 8 and 9 below to be determined by a nationally recognized independent certified public accounting firm selected and retained by Company to be the reasonable value of said covenants as of the date of termination of Executive's employment, but in no event shall such amount be greater than the aggregate value of the benefits provided in subparagraphs
(e)(ii),(iii),(iv),(v),(vii),(viii),(ix) and (xi) hereinbelow. The benefits otherwise payable to Executive pursuant to said subparagraphs shall be offset by the amount, if any, payable to Executive in respect of the covenants by Executive set forth in Paragraph 8 and 9 below. Notwithstanding the foregoing, if any benefit otherwise payable to Executive pursuant to said subparagraphs would offset by the amount payable to Executive in respect of the covenants set forth in Paragraph 8 and 9 below, Executive may elect to receive such benefit, but the amount payable to Executive in respect of the covenants by Executive set forth in Paragraph 8 and 9 below shall be reduced by the value of such benefit. Said amount paid in consideration of the covenants by Executive set forth in Paragraphs 8 and 9 below shall be paid in cash in a lump sum in the month next following Executive's date of termination of employment and shall be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto.

                            (ii) An amount equal to three (3) times the base
salary of Executive, at the rate in effect immediately prior to the date of termination, plus an amount equal to three (3) times the target percentage of the midpoint of Executive's salary grade under the Company's Officers Incentive Program for the year in which termination occurs. There shall be subtracted from the aggregate amount determined in accordance with the immediately preceding sentence the amount, if any, payable to Executive under any then effective severance pay plan of Company. Such resulting amount shall be payable in equal installments over the three (3)-year period commencing on the date of termination of employment in accordance with the normal payroll practices of Company or, at Company's option, the entire amount (determined without any discount) shall be paid in cash in a lump sum in the month next following Executive's date of termination of employment and shall be treated as a supplemental wage payment under applicable Treasury Regulations subject to federal tax withholding at the flat percentage rate applicable thereto.

                            (iii) An amount equal to the aggregate amounts that
Company would have contributed on behalf of Executive under Company's qualified defined contribution retirement plan(s), if any such plan(s) shall be in effect (other than amounts attributable to Executive's before-tax contributions to such plan(s)) plus estimated earnings thereon had Executive continued in the employ of Company for the three (3)-year period commencing on the date of termination and made contributions under said plan(s) at a rate, as a percentage of salary, equal to the rate at which Executive had made contributions to said plan(s) in the plan year immediately preceding Executive's termination, to be payable in a lump sum to Executive within
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thirty (30) days after the expiration of the non-competition period specified in
Paragraph 9(a) of this Agreement, provided that Executive shall not have breached said non-competition provisions.

                            (iv) An amount equal to the difference between: (A)
benefits which would have been payable to Executive under any deferred compensation agreement between Company and Executive, if any such agreement shall be in effect, had Executive continued in the employ of Company for the three (3)-year period commencing on the date of termination, received compensation at least equal to that specified in Paragraph 4 of this Agreement during such time, and deferred pursuant to said deferred compensation agreement the amount of compensation specified therein; and (B) the benefits actually payable to Executive under such deferred compensation agreement; such amount to be payable in a lump sum to Executive within thirty (30) days after the expiration of the non-competition period specified in Paragraph 9(a) of this Agreement, provided that Executive shall not have breached said non-competition provisions.

                            (v) Additional retirement benefits equal to the
difference between: (A) the annual pension benefits that would have been payable to Executive under Company's qualified defined benefit retirement plan (the "Plan") and under any nonqualified supplemental executive retirement plan covering Executive (the "Supplemental Plan"), if any such Plan or Supplemental Plan shall be in effect, if Executive had been continued in the employ of Company for the three (3)-year period commencing on the date of termination and had received compensation at least equal to that specified in Paragraph 4(a) of this Agreement during such time and had been fully vested in the benefits payable under any such Plan and Supplemental Plan; and (B) the annual benefits actually payable to Executive under any such Plan and Supplemental Plan. The discounted present value of such additional benefits, shall be payable to Executive in a lump sum, as calculated by the independent actuary for the Plan using the assumptions specified in the Plan, within thirty (30) days after the expiration of the non-competition period specified in Paragraph 9(a) of this Agreement, provided that Executive shall not have breached said non-competition provisions.

                            (vi) At the date of termination of Executive's
employment, Executive shall be fully vested in any form of compensation previously granted to Executive (other than benefits payable under a qualified retirement plan), such as, by way of example only, restricted stock, stock options, and performance share awards.

                            (vii) If Executive's employment is terminated by
reason of Executive's Disability, Executive shall be entitled to receive, in addition to the other benefits provided under this Paragraph 7(e), disability benefits at least equal to the most favorable of those provided by Company or Parent to disabled employees in accordance with the most favorable plans, programs, practices and policies of Company or Parent in effect at any time during the ninety (90)-day period immediately preceding the Effective Date or, if more favorable to Executive, as in effect on the date of Executive's Disability with respect to other key employees of Company or Parent.

                            (viii) During the three (3)-year period commencing
on the date of termination, or such longer period as any plan, program, practice or policy may provide, Executive shall continue to participate in all life, health, disability and similar welfare benefit plans and programs of Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, and Executive shall be credited with additional service attributable to the three (3)-year period commencing on the date of termination for purposes of determining eligibility to participate in any such plans or programs maintained by Company for retirees, with Company and Executive paying the same portion of the cost of each such plan or program as existed at the time of Executive's termination. In the event that Executive's continued participation (or commencement of participation for plans or programs for retirees) is not permitted, then in lieu thereof, Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for Executive; provided, however, that Company shall not be obligated to pay more than three (3) times Company's current cost for comparable group coverage. If any such individual coverage is unavailable, then Company shall pay to Executive annually for the three (3)-year period commencing on the date of termination an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by Company for such coverage on Executive's behalf (or the average such contributions, payments, credits, or allocations for retirees, in the case of retiree coverage) over the three (3) calendar years preceding the date of termination of Executive's employment.

                            (ix) During the three (3)-year period commencing on
the date of termination, Executive shall continue to receive such perquisites, other than those specified in the preceding subparagraphs above, as Executive was receiving at the date of termination of employment with, to the extent applicable, the same cost sharing with Company as was in effect immediately prior to Executive's termination of employment.

                            (x) Company shall reimburse Executive for the amount
of any reasonable legal or accounting fees and expenses incurred by Executive to obtain or enforce any right or benefit provided to Executive by Company hereunder or as confirmed or acknowledged hereunder.

                            (xi) Company shall provide Executive with
outplacement services from a firm selected by the Company for a period of one
(1) year commencing on date of termination, or until Executive accepts other employment, if earlier. Such outplacement services shall be reasonable and appropriate for an employee in Executive's position.


         8. CONFIDENTIAL INFORMATION. Executive understands that in the course of Executive's employment by Company, Executive will receive or have access to confidential information concerning the business or purposes of Company and Parent, and which Company and Parent desire to protect. Such confidential information shall be deemed to include, but not be limited to, Company's customer lists and information, and employee lists, including, if known, personnel information and data. Executive agrees that Executive will not, at any time during the period ending two (2) years after the date of termination of Executive's employment, reveal to anyone outside Company or Parent or use for Executive's own benefit any such information without specific written authorization by Company or Parent. Executive further agrees not to use any such confidential information or trade secrets in competing with Company or Parent at any time during or in the two (2) year period immediately following the date of termination of Executive's employment with Company.

         9. COVENANTS BY EXECUTIVE NOT TO COMPETE WITH COMPANY OR PARENT.

                  (a) Upon the date of termination of Executive's employment with Company for any reason, Executive covenants and agrees that Executive will not at any time during the period of two (2) years from and after such date of termination directly or indirectly in any manner or under any circumstances or conditions whatsoever be or become interested, as an individual, partner, principal, agent, clerk, employee, stockholder, officer, director, trustee, or in any other capacity whatsoever, except as a nominal owner of stock of a public corporation, in any other business which, at the date of Executive's termination, is a Competitor (as defined herein), either directly or indirectly, with Company or Parent, or engage or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend Executive's name (or any part or variant thereof) to, any business which, at the date of Executive's termination, is a Competitor, either directly or indirectly, with Company or Parent, or as a result of Executive's engagement or participation would become, a Competitor, either directly or indirectly, with any aspect of the business of Company or Parent as it exists at the time of Executive's termination, or solicit any officer, director, employee or agent of Company or Parent or any subsidiary or affiliate of Company or Parent to become an officer, director, employee or agent of Executive, Executive's respective affiliates or anyone else. Ownership, in the aggregate, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a violation of the foregoing provision. For the purposes of this Agreement, a Competitor is any business which is similar to the business of Company or Parent or in any way in competition with the business of Company or Parent within any of the then-existing water utility service areas of Company.

                  (b) Executive hereby acknowledges that Executive's services are unique and extraordinary, and are not readily replaceable, and hereby expressly agrees that Company and Parent, in enforcing the covenants contained in Paragraphs 8 and 9 herein, in addition to any other remedies provided for herein or otherwise available at law, shall be entitled in any court of equity having jurisdiction to an injunction restraining Executive in the event of a breach, actual or threatened, of the agreements and covenants contained in these Paragraphs.

                  (c) The parties hereto believe that the restrictive covenants of these Paragraphs are reasonable. However, if at any time it shall be determined by any court of competent jurisdiction that these Paragraphs or any portion of them as written, are unenforceable because the restrictions are unreasonable, the parties hereto agree that such portions as shall have been determined to be unreasonably restrictive shall thereupon be deemed so amended as to make such restrictions reasonable in the determination of such court, and the said covenants, as so modified, shall be enforceable between the parties to the same extent as if such amendments had been made prior to the date of any alleged breach of said covenants.

                  (d) The provisions of this Paragraph 9 shall not apply if Company and Parent shall be prohibited under Paragraph 15 below from making any payments to Executive pursuant to Paragraph 7 above.

         10. NO OBLIGATION TO MITIGATE. So long as Executive shall not be in breach of any provision of Paragraph 8 or 9, Executive shall have no duty to mitigate damages in the event of a termination and if Executive voluntarily obtains other employment (including self-employment), any compensation or profits received or accrued, directly or indirectly, from such other employment shall not reduce or otherwise affect the obligations of Company and Parent to make payments hereunder.

         11. RESIGNATION. In the event that Executive's services hereunder are terminated under any of the provisions of this Agreement (except by death), Executive agrees that Executive will deliver Executive's written resignation as an officer of Company or Parent, or their subsidiaries and affiliates, to the Board of Directors, such resignation to become effective immediately, or, at the option of the Board of Directors, on a later date as specified by the Board.

         12. INSURANCE. Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering Executive, and Executive agrees to submit to the usual and customary medical examination and otherwise to cooperate with Company in connection with the procurement of any such insurance, and any claims thereunder.

         13. RELEASE. As a condition of receiving payments or benefits provided for in this Agreement, at the request of Company or Parent, Executive shall execute and deliver for the benefit of Company and Parent, and any subsidiary or affiliate of Company or Parent, a general release in the form set forth in Attachment A, and such release shall become effective in accordance with its terms. The failure or refusal of Executive to sign such a release or the revocation of such a release shall cause the termination of any and all obligations of Company and Parent to make payments or provide benefits hereunder, and the forfeiture of the right of Executive to receive any such payments and benefits. Executive acknowledges that Company and Parent have advised Executive to consult with an attorney prior to signing this Agreement and that Executive has had an opportunity to do so.

         14. BENEFITS LIMITATION. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive under this Agreement (a "Payment") would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor to such Section, as determined by a nationally recognized independent certified public accounting firm selected by Company (the "Tax Advisor"), then such Payment shall be reduced to the extent necessary to avoid the application of the Excise Tax, but only if such reduction would result in Executive's receipt of a greater Payment on an after-tax basis than would be receivable by Executive had such Excise Tax been paid. For purposes of this limitation, (a) no portion of any payment, whether pursuant to this Agreement or any other plan or agreement, the receipt of which Executive, in the determination of the Tax Advisor, shall have effectively waived prior to the date which is fifteen (15) days following the date of termination of Executive's employment and prior to the earlier of the date of constructive receipt and the date of payment thereof shall be taken into account; and (b) any reduction in the Payment made pursuant to this Paragraph shall be made from the payments and benefits to be made pursuant to clauses (i),(ii),(iii),(iv),(v),(vii),(viii),
(ix) and (xi) of Paragraph 7(e), in such order as may be determined by Executive, except to the extent that such payments and benefits, in the determination of the Tax Advisor, are reasonable compensation within the meaning of Section 280G of the Code. The determination of the Tax Advisor as provided herein shall be completed not later than forty-five (45) days following Executive's date of termination of employment, and such determination shall be communicated in writing to Company, with a copy to Executive, within said forty-five (45) day period. The determination of the Tax Advisor as provided herein shall be deemed conclusive and binding on Company and Executive. If any Payment is made before the Tax Advisor determines that such Payment is subject to the Excise Tax, such Payment, to the extent it exceeds the "Reduced Amount," as defined herein, shall be treated for all purposes as a loan to Executive which Executive shall repay to Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that such loan shall be deemed to have been made and such amount shall be payable by Executive to Company only if the treatment of such Payment as a loan would result in Executive's receipt of a greater Payment on an after-tax basis than would be receivable by Executive had such Excise Tax been paid. Furthermore, no such loan shall be deemed to have been made if such deemed loan would not either eliminate the amount on which Executive is subject to Excise Tax or generate a refund of such Excise Tax. For purposes of this Paragraph 14, "Reduced Amount" shall mean an amount expressed in present value, as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code, that maximizes the aggregate present value of the Payments without causing any Payment to be non-deductible by Company because of Section 280G of the Code. Executive and Company agree that they shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or liability for Excise Tax with respect to the Payments. Company agrees to indemnify Executive and hold Executive harmless for any penalties, interest or expenses Executive may be required to pay in the event it is determined that Excise Tax is owed. Executive agrees that Executive will not take any position on Executive's income tax return or otherwise that is inconsistent with the positions of Company with respect to the treatment of any Payment, which may be contended is a "parachute" payment under Section 280G of the Code. Company shall pay the fees and other costs of the Tax Advisor hereunder.

         15. REGULATORY LIMITATION. Notwithstanding any other provision of this Agreement, Company shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to Company or Parent at the time such payment, benefit or amount is due ("Prohibited Payment"). If and to the extent Company shall at a later date be relieved of the restriction on its ability to make any Prohibited Payment, then at such time Company or Parent shall promptly make payment of any such amounts to Executive.

         16. NOTICES. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person to Executive or to the Secretary of Company and Parent, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of Executive, to Executive's last known address as carried on the personnel records of Company, and, in the case of Company and Parent, to the corporate headquarters, attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

         17. SUCCESSORS AND BINDING AGREEMENT.

                  (a) Company and Parent will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company and/or Parent, as the case may be, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company and Parent are required to perform it. Failure of Company and Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation and benefits from Company and Parent in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date on which Executive's employment with Company was terminated. As used in this Agreement, "Company" and "Parent" shall include any successor to Company's and/or Parent's, as the case may be, business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount is still payable hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

         18. ARBITRATION. Any dispute which may arise between the parties hereto may, if both parties agree, be submitted to binding arbitration in the State of Connecticut in accordance with the Rules of the American Arbitration Association; provided that any such dispute shall first be submitted to Company's Board of Directors in an effort to resolve such dispute without resort to arbitration.

         19. SEVERABILITY. If any of the terms or conditions of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this Agreement, and the other terms and conditions of this Agreement shall continue to be valid and enforceable.

         20. AMENDMENT. This Agreement may be modified or amended only by an instrument in writing executed by the parties hereto; provided, however, that the Board of Directors of Company and Parent may amend this Agreement without the consent of Executive upon receipt of a written opinion of Company's accounting firm that a provision or provisions of this Agreement would prevent "pooling" accounting treatment in connection with any Change-in-Control and such "pooling" accounting treatment would otherwise be available in connection with such Change-in-Control, to the extent necessary to permit "pooling" accounting treatment in connection with such a Change-in-Control, provided that such amendment may not adversely affect any benefit to which Executive was entitled under the terms of this Agreement prior to this amendment and restatement, and must preserve the benefits to Executive under this Agreement to the maximum extent possible consistent with obtaining such accounting treatment.

         21. CONSTRUCTION. This Agreement shall supersede and replace all prior agreements and understandings between the parties hereto on the subject matter covered hereby. This Agreement shall be governed and construed under the laws of the State of Connecticut. Words of the masculine gender mean and include correlative words of the feminine gender. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

         IN WITNESS WHEREOF, Company and Parent have caused this Agreement to be executed by a duly authorized officer, and Executive has hereunto set Executive's hand, this ____ day of _________________, 19__.

                                             Connecticut Water Service, Inc.
                                             The Connecticut Water Company

                                             By
                                                (Title)



                                             Executive

         ATTACHMENT A

                                     RELEASE

         We advise you to consult an attorney before you sign this Release. You have until the date which is seven (7) days after the Release is signed and returned to ____________________ ("Company") to change your mind and revoke your Release. Your Release shall not become effective or enforceable until after that date.

         In consideration for the benefits provided under your Employment Agreement dated _________________________ with Company and _____________________
("Parent"), and more specifically enumerated in Exhibit 1 hereto, by your signature below you agree to accept such benefits and not to make any claims of any kind against Company, its past and present and future parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies or their successors and assigns, including without limitation Parent, or any and all past, present and future Directors, officers, fiduciaries or employees of any of the foregoing (all parties referred to in the foregoing are hereinafter referred to as the "Releases") before any agency, court or other forum, and you agree to release the Releases from all claims, known or unknown, arising in any way from any actions taken by the Releases up to the date of this Release, including, without limiting the foregoing, any claim for wrongful discharge or breach of contract or any claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Connecticut's Fair Employment Practices Act or any other federal, state or local statute or regulation and any claim for attorneys' fees, expenses or costs of litigation.

         THE PRECEDING PARAGRAPH MEANS THAT BY SIGNING THIS RELEASE YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE TO BRING A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASEES BASED ON ANY ACTIONS TAKEN BY THE RELEASEES UP TO THE DATE OF THIS RELEASE.

         By signing this Release, you further agree as follows:

         1. You have read this Release carefully and fully understand its terms;

         2. You have had at least twenty-one (21) days to consider the terms of the Release;

         3. You have seven (7) days from the date you sign this Release to revoke it by written notification to Company. After this seven (7) day period, this Release is final and binding and may not be revoked;

         4. You have been advised to seek legal counsel and have had an opportunity to do so;

         5. You would not otherwise be entitled to the benefits provided under your Employment Agreement with Company and Parent had you not agreed to waive any right you have to bring a lawsuit or legal claim against the Releases; and

         6. Your agreement to the terms set forth above is voluntary.


Name:
     -----------------------------------

Signature:                                                  Date:
          ------------------------------                         ---------------

Received by:                                                Date:
            ----------------------------                         ---------------

         EXHIBIT 1


1.

2.

3.

4.

5.

etc.

NOTE: THIS EXHIBIT IS TO BE COMPLETED AT THE TIME OF TERMINATION TO REFLECT ALL BENEFITS AND PAYMENTS MADE UNDER THE EMPLOYMENT AGREEMENT.

Acknowledged and Agreed:

THE CONNECTICUT WATER COMPANY               EXECUTIVE



By
  -----------------------------             -----------------------------
         Its



CONNECTICUT WATER SERVICE, INC.



By
  -----------------------------
         Its